UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

Outlook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wood Avenue, Unit #100 Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	OTLK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Registered Direct Offering

On May 28, 2026, Outlook Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with GMS Ventures and Investments (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market (the “Registered Direct Offering”), 8,539,709 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The offering price of each Share is $0.5855 per share. The gross proceeds to the Company from the Registered Direct Offering are expected to be approximately $5.0 million, before deducting offering expenses payable by the Company.

The Registered Direct Offering is expected to close on or about May 29, 2026, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Registered Direct Offering, together with existing cash and cash equivalents, for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchaser, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Registered Direct Offering was made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-278340) that was originally filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2024 and which became effective on April 5, 2024 and a related base prospectus and prospectus supplement thereunder.

GMS Ventures and Investments is affiliated with Yezan Haddadin and Faisal G. Sukhtian, directors of the Company.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Warrant Amendment

In connection with the Registered Direct Offering, on May 28, 2026, the Company entered into a warrant amendment (the “Warrant Amendment”) with the Purchaser pursuant to which the Company agreed to amend certain outstanding common stock warrants to purchase up to an aggregate of 15,488,570 shares of Common Stock previously issued to the Purchaser in January 2025 and May 2025, with a weighted average exercise price of $1.78 per share, effective upon the closing of the Registered Direct Offering, such that the amended warrants (the “Amended Warrants”) have a reduced exercise price of $0.5855 per share. Other than as described herein, the terms of the Amended Warrants remain unchanged.

The foregoing description of the Warrant Amendment does not purport to be complete and is qualified in its entirety by the full text of the form of Warrant Amendment, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Forward-Looking Statements

This report contains forward-looking statements, including, without limitation, statements relating to the Company’s expectations regarding the completion of the Registered Direct Offering and the use of proceeds therefrom. These forward-looking statements are based upon the Company's current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the Registered Direct Offering and other risks detailed in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended September 30, 2025, as updated by the Company’s subsequent filings and in the prospectus supplement relating to the Registered Direct Offering. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no duty to update such information except as required under applicable law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant Amendment.
10.1	Form of Securities Purchase Agreement between Outlook Therapeutics, Inc. and the Purchaser.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.

Date: May 28, 2026	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer